Exhibit 99.1
Workhorse Group Inc.
Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements for Workhorse Group Inc. ("Workhorse" or the "Company") adjusted to give effect to the disposition of certain assets of Surefly, Inc. ("Surefly"). On November 27, 2019, the Company completed the sale of the Surefly assets for a sales price of $4.0 million. The accompanying unaudited pro forma condensed combined balance sheet presents the accounts of Workhorse as if the disposition occurred September 30, 2019. The accompanying unaudited pro forma condensed combined statements of operations present the accounts of Workhorse for the nine months ended September 30, 2019 and the year ended December 31, 2018, as if the disposition had occurred on January 1, 2018.

The adjustments reflect the removal of the assets and liabilities and operations of the Surefly business as if the transaction occurred as indicated above.

The unaudited condensed combined pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what Workhorse's actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

Workhorse Group Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2019

	Historical	Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$9,261,151	$3,650,000	(a)	$12,911,151
Restricted cash	900,000	—		900,000
Lease receivable	42,860	—		42,860
Inventory, net	2,388,988	—		2,388,988
Prepaid expenses and deposits	6,355,690	—		6,355,690
Total current assets	18,948,689	3,650,000		22,598,689

Property, plant and equipment, net of accumulated depreciation	8,923,635	—		8,923,635
Lease receivable	169,638	—		169,638
Total Assets	$28,041,962	$3,650,000		$31,691,962

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$995,510	$—		$995,510
Accrued liabilities	3,996,365	—		3,996,365
Warranty liability	6,506,971	—		6,506,971
Warrant liability	19,901,139	—		19,901,139
Customer deposits	334,000	—		334,000
Duke financing obligation	1,340,700	—		1,340,700
Current portion of long-term debt	6,354,140	—		6,354,140
Total current liabilities	39,428,825	—		39,428,825

Long-term debt	8,205,270	—		8,205,270
Mandatory redeemable series B preferred stock	18,772,628	—		18,772,628

Stockholders' equity (deficit):
Series A preferred stock	—	—		—
Common stock	66,190	—		66,190
Additional paid-in capital	141,030,711	—		141,030,711
Accumulated deficit	(179,461,662)	3,650,000	(b)	(175,811,662)
Total stockholders' equity (deficit)	(38,364,761)	3,650,000		(34,714,761)
Total Liabilities and Stockholders' Equity (Deficit)	$28,041,962	$3,650,000		$31,691,962

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Workhorse Group Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2019

	Historical	Adjustments	Notes	Pro Forma

Net sales	$373,948	$—		$373,948
Cost of sales	3,751,674	—		3,751,674
Gross loss	(3,377,726)	—		(3,377,726)

Operating expenses
Selling, general and administrative	6,638,350	(269,940)	(c)	6,368,410
Research and development	4,219,456	(1,072,603)	(d)	3,146,853
Total operating expenses	10,857,806	(1,342,543)		9,515,263

Loss from operations	(14,235,532)	(1,342,543)		(12,892,989)

Interest expense, net	23,582,427	—		23,582,427

Net loss	$(37,817,959)	$(1,342,543)		$(36,475,416)

Net loss attributable to common stockholders per share - basic and diluted	$(0.60)			$(0.57)

Weighted average number of common shares outstanding	63,566,295			63,566,295

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Workhorse Group Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018

	Historical	Adjustments	Notes	Pro Forma

Net sales	$763,173	$—		$763,173
Cost of sales	15,953,565	—		15,953,565
Gross loss	(15,190,392)	—		(15,190,392)

Operating expenses
Selling, general and administrative	11,485,482	(708,280)	(c)	10,777,202
Research and development	7,391,693	(1,807,704)	(d)	5,583,989
Total operating expenses	18,877,175	(2,515,984)		16,361,191

Loss from operations	(34,067,567)	(2,515,984)		(31,551,583)

Interest expense, net	2,434,749	—		2,434,749

Net loss	$(36,502,316)	$(2,515,984)		$(33,986,332)

Net loss attributable to common stockholders per share - basic and diluted	$(0.74)			$(0.67)

Weighted average number of common shares outstanding	50,377,909			50,377,909

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Workhorse Group Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined financial information is based on Workhorse's historical consolidated financial statements adjusted to give effect to the disposition of certain assets of Surefly, Inc. On November 27, 2019, the Company completed the sale of the Surefly assets for a sales price of $4.0 million. The accompanying unaudited pro forma condensed combined balance sheet presents the accounts of Workhorse Group Inc. ("Workhorse") as if the disposition occurred September 30, 2019. The accompanying unaudited pro forma condensed combined statements of operations give effect to the accounts of Workhorse for the nine months ended September 30, 2019 and the year ended December 31, 2018, as if the disposition had occurred on January 1, 2018.

Note 2 - Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet

(a)Reflects the receipt of cash consideration at the closing of the transaction, net of closing costs of $350,000.
(b)Reflects the estimated gain of $3,650,000 million arising from the sale of Surefly. This estimated gain has not been reflected in the pro forma condensed consolidated statement of operations as it is considered to be nonrecurring in nature.

Adjustments to the pro forma condensed combined statements of operations

(c)Reflects the elimination of selling, general and administrative expenses of Surefly.
(d)Reflects the elimination of research and development expenses of Surefly.